Exhibit 99.B(d)(79)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Timberline Asset Management LLC

{f/k/a TW Asset Management LLC}

As of December 8, 2011, as amended March 28, 2012 and June 29, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Small Cap and Small Cap Growth Funds

[REDACTED]

SEI Investments Management Corporation	Timberline Asset Management LLC {f/k/a TW Asset Management LLC}

By:	By:

/s/ Eric J. Hoerdemann	/s/ Cindi T. Peŕez

Name:	Name:

Eric J. Hoerdemann	Cindi T. Peŕez

Title:	Title:

Vice President	Chief Operating Officer